Exhibit (14.b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 14, 2019, relating to the financial statements and financial highlights of Heartland Mid Cap Value Fund, a series of Heartland Group, Inc., for the year ended ended December 31, 2018 and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
January 31, 2020